UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Contact: 1-800-882-0052

Glass Lewis Fully Supports Board Nominees for BlackRock’s Contested Closed-End Fund Elections

Reports Affirm Saba’s Actions Are “Consistent With [Its] Typical Playbook” Seeking Short-Term Profit

Over Long-Term Performance and Governance

New York, July 3, 2023 – BlackRock LLC (“BlackRock”) announced today that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy cards FOR all of the Board Nominees of BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) and BlackRock California Municipal Income Trust (NYSE: BFZ) (the “Funds”) in connection with the Funds’ annual meetings, scheduled to be held on July 10, 2023, for ECAT, and July 11, 2023, for BFZ. In making its recommendation for the closed-end fund Board Nominees, Glass Lewis rejected the nominees submitted by dissident shareholder, Saba Capital Management, L.P. (“Saba”).

Specifically, Glass Lewis recommended that shareholders vote FOR all of the Board’s highly qualified nominees, who currently serve the Funds: Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris, Catherine A. Lynch for ECAT, and Lorenzo A. Flores, R. Glenn Hubbard, W. Carl Kester, John M. Perlowski for BFZ.

“Glass Lewis acknowledges Saba’s latest attack on the closed-end fund industry is part of its standard ‘playbook’ designed to force a liquidity event for short-term profit rather than long-term performance or governance. Importantly, Glass Lewis also recognizes that BlackRock’s closed-end fund Board Nominees for ECAT and BFZ have a proven track record of delivering strong relative returns and should be elected over the dissident’s slate of underqualified nominees. The Funds’ Board appreciates shareholders for their continued support during this process and remains focused on acting in the best interests of all fund shareholders,” said R. Glenn Hubbard, Chair of the Board of BlackRock Closed-End Funds.

Important statements by Glass Lewis1 in issuing its voting recommendations FOR the Board Nominees in lieu of Saba’s nominees include:

The Funds’ Board Has Taken Actions to Create Value for All Fund Shareholders

From report on ECAT…

•

“…we take note of the actions taken by the board, including share repurchases and other measures, as well as the embedded liquidity opportunity for all shareholders in 2033, at which point the Fund would have existed for 12 years. In our opinion, the board is currently acting reasonably in these respects and, in light of the Fund’s relative performance track record during its brief existence to date, we do not find compelling evidence to support board change this time in accordance with our typical closed-end fund framework.”

From report on BFZ…

•

“…we take note of the actions taken by the board, including share repurchases and other measures. In our opinion, the board is currently acting reasonably in these respects and, in light of the Fund’s relative performance track record during its brief existence to date, we do not find

1 Permission to quote from the Glass Lewis report was neither sought nor obtained.

compelling evidence to support board change at this time in accordance with our typical closed-end fund framework.”

The Funds Are Long-Term Investments With Strong Performance Relative to Peers

From report on ECAT…

•

“…not only has the Fund’s performance been strong relative to peers during a brief history of less than three years, but its NAV discount has narrowed in recent months and is generally in-line with those of peers.”

From report on BFZ…

•

“…not only has the Fund performance been strong relative to peers during the last one, three and five years, but its NAV discount has narrowed in recent months and is generally in-line with those peers.”

Saba’s Track Record of Targeting Closed-End Funds Prioritizes Short-Term Profit Over Long-Term Performance and Good Governance

From reports on ECAT and BFZ…

•

“In light of Saba’s well-established strategy and track record in the closed-end fund industry – which in several cases we believe could fairly be characterized as prioritizing short-term profit over long-term performance and governance – given the absence of a compelling performance critique and the lack of any Dissident Nominees who would appear to have either the relevant closed-end fund experience or the governance track record to address any of Saba’s stated concerns, we see no basis to recommend support for the election of any Saba nominees.”

•

“…Saba Capital is actively involved in the closed-end fund industry. Saba has a well-established strategy and track record of seeking to capture the spread resulting from a fund’s NAV trading discount by employing a host of tactics ultimately designed to compel a targeted fund to pursue a major liquidity event (e.g., a full or partial tender offer, an “open-ending” of the fund or an outright liquidation of the fund).”

•

“…it appears none of the Dissident Nominees have any previous public company or fund directorship experience. Nor do any of them appear to be any sort of governance expert. Rather, they appear to be somewhat underqualified for board experience, in our view, or likely to push for an agenda focused primarily on effecting a liquidity event consistent with Saba’s typical playbook.”

•	“…we do not consider the Dissident or its nominees likely to be agents of positive change for all shareholders this time.”

YOUR VOTE MATTERS

VOTE FOR ALL BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

Please do NOT send back any gold proxy card you may receive from Saba as this will cancel your prior vote for the Board Nominees. [Please do NOT send back the gold card, even to vote AGAINST Saba’s proposals for any of the contested elections.] Only your latest dated proxy will count at the meeting.

If you have already sent back the gold proxy card you received from Saba, you can still change your vote by promptly completing, signing, dating and returning the WHITE proxy card, which will replace the proxy card you previously completed.

If you have any questions about the nominees or proposals to be voted on, please call Georgeson LLC, the firm assisting us in the solicitation of proxies, toll free at 1-866-628-6023.

The Funds’ letters, proxy statements and proxy cards for the annual meetings of shareholders to be held on July 10, 2023, and July 11, 2023, are available at https://www.proxy-direct.com/blk-33352 (ECAT) and https://www.proxy-direct.com/blk-33356 (BFZ).

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

Availability of Fund Updates

BlackRock will update performance and certain other data for the Funds on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Funds. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Funds and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or a Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to a Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Funds, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Funds or in a Fund’s net asset value; (2) the relative and absolute investment performance of a Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to a Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Funds. The information contained on BlackRock’s website is not a part of this press release.

BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) Dear Valued Shareholder: Ahead of our Annual Meeting of Shareholders of ECAT on July 10, 2023, we are pleased to announce that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote “FOR” the Board’s Nominees on the WHITE proxy card. As a shareholder of the Fund, your vote matters no matter how many shares you hold. Vote “FOR” the Board’s Nominees — Cynthia L. Egan, Lorenzo A. Flores, Stayce D. Harris, Catherine A. Lynch — using the WHITE proxy card. ´ Please do NOT send back the gold proxy card you may receive from Saba, as this will cancel your prior vote for the Board’s Nominees. Only your latest dated proxy will count at the meeting. “Glass Lewis acknowledges Saba’s [latest] attack on the closed-end fund industry is part of its standard playbook designed to force a liquidity event for short-term pro rather than long-term performance and governance. Importantly, Glass Lewis also recognizes that BlackRock’s closed-end fund Board Nominees for ECAT have a proven track record of delivering strong relative returns and should be elected over the dissident’s slate of underquali nominees. The Fund’s Board appreciates shareholders for their continued support during this process and remains focused on acting in the best interests of all fund shareholders,” said R. Glenn Hubbard, Chair of the Board of BlackRock Closed-End Funds. Important statements by Glass Lewis1 in issuing its voting recommendations “FOR” the Board’s Nominees include: The Fund’s Board Has Taken Actions to Create Value for All Fund Shareholders· “… we take note of the actions taken by the board, including share repurchases and other measures, as well as the embedded liquidity opportunity for all shareholders in 2033, at which point the Fund would have existed for 12 years. In our opinion, the board is currently acting reasonably in these respects and, in light of the Fund’s relative performance track record during its brief existence to date, we do not find compelling evidence to support board change at this time in accordance with our typical closed-end fund framework.” The Fund is a Long-Term Investment with Strong Performance Relative to Peers· “… not only has the Fund’s performance been strong relative to peers during a brief history of less than three years, but its NAV discount has narrowed in recent months and is generally in-line with those of peers.” Saba’s Well-Established Playbook in the Closed-End Fund Industry Prioritizes Short-Term Profit Over Long-Term Performance and Governance 1 Permission to quote from the Glass Lewis report was neither sought nor obtained.

“In light of Saba’s well-established strategy and track record in the closed-end fund industry—which in several cases we believe could fairly be characterized as prioritizing short-term profit over long-term performance and governance—given the absence of a compelling performance critique and the lack of any Dissident Nominees [i.e., Saba’s nominees] who would appear to have either the relevant closed-end fund experience or the governance track record to address any of Saba’s stated concerns, we see no basis to recommend support for the election of any Saba nominees.” “… it appears none of the Dissident Nominees have any previous public company or fund directorship experience. Nor do any of them appear to be any sort of governance expert. Rather, they appear to be somewhat underqualified for board experience, in our view, or likely to push for an agenda focused primarily on effecting a liquidity event consistent with Saba’s typical playbook.” “… we do not consider the Dissident or its nominees likely to be agents of positive change for all shareholders at this time.” YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN VOTE ON THE WHITE PROXY CARD AND REJECT SABA’S ATTEMPTED TAKEOVER TODAY. A VOTE FOR SABA’S NOMINEES COULD HAVE NEGATIVE CONSEQUENCES FOR YOUR FUND. How does the Board recommend that I vote The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s Nominees, who have created value for all shareholders, using the WHITE proxy card. Please do NOT send back the gold proxy card you may receive from Saba, as this will cancel your prior vote for the Board’s Nominees. Only your latest dated proxy will count at the meeting. How do I vote? If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-328-5445. The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-33352 or by calling Georgeson, the Fund’s proxy solicitor, toll free at 1-866-328-5445. ECAT_LTR6